EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated March 26, 2015 relating to our audits of the consolidated financial statements of Cardinal Bankshares Corporation and its subsidiary, the Bank of Floyd (the “Company”), as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014, which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

January 20, 2016